Exhibit 99.1

Magnetek Announces Fiscal 2008 Results

  Net sales for Q4 FY 2008 increased 19% to $27.2 million from Q4 of FY 2007. Fiscal year 2008 net sales increased 14% to $100.0 million from fiscal year 2007 sales of $87.7 million.
  Earnings from continuing operations were $.07 per share in Q4 FY 2008 versus $.06 per share in Q4 FY 2007.
  Balance sheet remains debt-free with over $15 million in cash as of June 29, 2008.
  Net income of $.21 per share for Q4 FY 2008, including income from discontinued operations versus net income of $.06 per share in Q4 FY 2007.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--Magnetek, Inc. (“Magnetek” or “the Company”) (NYSE:MAG) today reported the results of its 2008 fiscal year and fourth quarter ended June 29, 2008. As previously announced, the Company has decided to divest its telecom power business and accordingly the results of that business are included in discontinued operations in this release for all periods presented and the related assets to be disposed of have been classified as held-for-sale on the consolidated balance sheet.

Fourth Quarter Results

In the fourth fiscal quarter the Company recorded revenue of $27.2 million, a 19% increase over the fourth quarter of fiscal 2007 and an 11% sequential increase over the third quarter of fiscal 2008. The increase in sales from the prior year quarter reflects continued strength in the Company’s material handling product line, its largest business, as well as continuing deliveries of E-Force™ wind power inverters.

“The sales growth we’ve experienced over the past year is not only a result of market conditions but is also due to our efforts aimed at increasing sales in the growing automation and wireless markets, as well as the successful introduction of new products such as the E-Force inverter and Quattro™ elevator drive,” said David Reiland, Magnetek’s chief executive officer.

Gross profit amounted to $8.8 million (32% of sales) in the fourth quarter of fiscal 2008 versus $7.1 million (31% of sales) in the same period a year ago and $6.8 million (28% of sales) in the third quarter of fiscal 2008. Higher sales volume and improved sales mix in material handling were primarily responsible for the increase in gross margin.

Operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) costs, increased $1.1 million to $6.4 million in the fourth quarter of fiscal 2008 from the prior-year period. This increase resulted primarily from higher volume-related selling expenses as well as increased variable compensation expense.

Income from continuing operations in the fourth quarter of fiscal 2008 amounted to $2.3 million or $.07 per share versus income from continuing operations of $1.8 million or $.06 per share in the same period last year. Income from continuing operations in the third quarter of fiscal 2008 was $1.4 million or $.05 per share.

Magnetek also reported income of $4.1 million or $.14 per share related to discontinued operations in the fourth quarter of fiscal 2008, including a net gain of $6.8 million from the previously disclosed resolution of a long-standing patent infringement claim against the Company, partially offset by losses and write-offs in the Company’s discontinued telecom power business. During the fourth quarter of fiscal 2008 the Company paid $18.75 million to settle the patent infringement claim.

Including results of discontinued operations, the Company recorded net income of $6.4 million or $.21 per share in the fourth quarter of fiscal 2008 versus net income of $1.8 million or $.06 per share in the fourth quarter of fiscal 2007.

Cash balances decreased by $18.7 million during the fourth quarter of fiscal 2008, due mainly to the settlement payment in connection with the above-noted patent infringement claim. The $18.75 million of cash comprising this settlement payment had been held by the Company as restricted cash pending resolution of the claim. The Company also contributed $2.8 million to its defined benefit pension plan in the fourth quarter, funded by cash generated from operations. Even with these outflows during the quarter, cash balances at June 29, 2008 were $15.5 million.

Fiscal Year Results

For fiscal year 2008, the Company recorded revenue of $100.0 million, up from $87.7 million in the prior year. Gross profit amounted to $29.4 million (29% of sales) versus $28.1 million (32% of sales) in fiscal 2007. Operating expenses totaled $22.7 million in fiscal 2008, a decrease of $6.1 million from $28.8 million in fiscal 2007, which included the impact of approximately $3.0 million in severance and other restructuring costs. Income from continuing operations was $6.5 million or $.21 per share for the full year versus a loss of $2.8 million or $.09 per share in fiscal 2007, while income from discontinued operations was $3.5 million or $.11 per share in fiscal 2008 versus a loss from discontinued operations of $5.2 million or $.18 per share in fiscal 2007.

Including results of discontinued operations, the Company recorded net income of $10.0 million or $.33 per share in fiscal 2008 against a net loss of $8.0 million or $.27 per share in fiscal 2007.

Operations and Outlook

Total bookings for the fourth quarter were $27.7 million, resulting in a book-to-bill ratio for the quarter of 102%. Material handling orders continued to show strength during the quarter, and at $20.2 million, exceeded fourth quarter material handling sales by nearly $2 million. Total company order backlog was $17.1 million at June 29, 2008, comparable to the prior year backlog of $17.3 million despite a reduction of $3 million in the Company’s energy systems’ backlog. “While we are mindful of the impact that a decline in industrial activity could have on our business, based on our quotation activity and booking rates, we have yet to see any signs of a cyclical slowdown and we remain cautiously optimistic about our prospects coming into fiscal 2009,” said Mr. Reiland.

Historically the Company’s first fiscal quarter has been seasonally slower, particularly in material handling. However, due to expected continued strong demand for material handling products and scheduled deliveries of wind power inverters, the Company expects sales for the first quarter of fiscal 2009 to be comparable to, or show only a modest decline from, the fourth quarter fiscal 2008 sales, which would represent a double-digit increase over the prior year first quarter sales of $22.8 million. Gross margins in the first quarter of fiscal 2009 are expected to be near the Company’s historical 30% range.

Operating expenses in the first quarter of fiscal 2009 are expected to increase by about $1 million from the first quarter of fiscal 2008 and by about $0.5 million sequentially, due mainly to expected higher non-cash pension expense in fiscal 2009. Pension expense is expected to increase annually from $0.2 million in fiscal 2008 to $3.3 million in fiscal 2009, or approximately $0.8 million on a quarterly basis. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets, as well as changes in mortality assumptions. (Pension expense for fiscal 2009 is measured using asset and liability values as of June 29, 2008.) Despite the expected increase in pension expense, the Company expects first quarter fiscal 2009 income from operations to increase from the same period last year. Prior year first quarter income from continuing operations (excluding the results of the telecom power business) was $1.0 million.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2008 results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek’s website www.magnetek.com for ninety days. A replay of the call also will be available through Wednesday, August 20th by phoning 617-801-6888 (pass code 19226088).

Magnetek, Inc. (NYSE:MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, WI in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, PA, Canonsburg, PA and Mississauga, Ontario, Canada as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter and fiscal year ending June 29, 2008. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and alternative energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)		Twelve months ended
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	June 29,	July 1,	June 29,	July 1,
Results of Operations:	2008	2007	2008	2007
Net sales	$27,245	$22,896	$100,039	$87,739
Cost of sales	18,426	15,749	70,595	59,642
Gross profit	8,819	7,147	29,444	28,097
Research and development	719	964	3,179	4,231
Selling, general and administrative	5,674	4,291	19,482	24,568
Income (loss) from operations	2,426	1,892	6,783	(702)
Interest income	(132)	(370)	(1,019)	(1,951)
Interest expense	-	127	249	2,401
Other expense	-	-	-	325
Income (loss) from continuing operations before provision for income taxes	2,558	2,135	7,553	(1,477)
Provision for income taxes	271	337	1,018	1,293
Income (loss) from continuing operations	2,287	1,798	6,535	(2,770)
Income (loss) from discontinued operations	4,145	38	3,484	(5,222)
Net income (loss)	$6,432	$1,836	$10,019	$(7,992)

Per common share - basic and diluted:
Income (loss) from continuing operations - basic	$0.07	$0.06	$0.22	$(0.09)
Income (loss) from continuing operations - diluted	$0.07	$0.06	$0.21	$(0.09)
Income (loss) from discontinued operations - basic and diluted	$0.14	$0.00	$0.11	$(0.18)
Net income (loss) per common share - basic and diluted	$0.21	$0.06	$0.33	$(0.27)

Weighted average shares outstanding:
Basic	30,505	29,841	30,367	29,435
Diluted	30,688	30,272	30,593	29,435

	Three months ended
	(Unaudited)		Twelve months ended
	June 29,	July 1,	June 29,	July 1,
Other Data:	2008	2007	2008	2007
Depreciation expense	$31	$265	$1,014	$1,391
Amortization expense (included in interest expense)	-	108	214	1,250
Capital expenditures	5	646	955	1,572

	June 29,	July 1,
Balance Sheet Data:	2008	2007
Working capital (excluding current portion of LTD)	$31,865	$21,982
Total assets	91,547	104,738
Total long-term debt (including current portion)	21	32
Common stockholders' equity	29,801	41,473

Magnetek, Inc.
Consolidated Balance Sheets
(in thousands )

	June 29,	July 1,
	2008	2007
Cash	$15,210	$5,404
Restricted cash	256	22,852
Accounts receivable	18,600	18,104
Inventories	12,525	12,495
Prepaid and other	2,133	1,900
Assets held for sale	1,288	3,706
Total current assets	50,012	64,461

Property, plant & equipment, net	4,093	4,302
Goodwill	30,464	28,187
Other assets	6,978	7,788
Total assets	$91,547	$104,738

Accounts payable	$10,407	$12,238
Accrued liabilities	7,740	7,639
Accrued arbitration award	-	22,602
Current portion of long-term debt	9	11
Total current liabilities	18,156	42,490

Pension benefit obligations, net	37,638	15,965
Long-term debt, net of current portion	12	21
Other long-term liabilities	1,947	1,709
Deferred income taxes	3,993	3,080

Common stock	306	301
Additional paid-in capital	136,864	134,449
Accumulated deficit	(4,804)	(14,823)
Accumulated other comprehensive loss	(102,565)	(78,454)
Total stockholders' equity	29,801	41,473

Total liabilities and stockholders' equity	$91,547	$104,738

CONTACT:
Magnetek, Inc.
Marty Schwenner, 262-703-4282
mschwenner@magnetek.com